UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2013

Bakken Resources, Inc.

(Exact name of registrant specified in charter)

Nevada	000-53632	26-2973652
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

1425 Birch Ave., Suite A, Helena, MT 59601

(Address of principal executive offices)  (Zip Code)

(406) 442-9444

Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On March 12, 2013 (the “Effective Date”), Bakken Resources, Inc. (the “Company”) entered into renewed employment agreements with Val M. Holms and Karen S. Midtlyng (Mr. Holms, together with, Ms. Midtlyng, collectively, the “Executives”). Mr. Holms’ employment agreement with the Company (“Holms Employment Agreement”) reflects his position as Chief Executive Officer of the Company, and Ms. Midtlyng’s employment agreement with the Company (“Midtlyng Employment Agreement”) reflects her position as Corporate Secretary of the Company (Holms Employment Agreement, together with, Midtlyng Employment Agreement, collectively, the “Employment Agreements”). Pursuant to the Employment Agreements, the following provisions apply:

•	Mr. Holms and Ms. Midtlyng shall each be employed on a full-time basis with an annual base salary of $180,000 and $72,000, respectively. The term of the Executives employment with the Company shall be one year from the Effective Date, and shall automatically renew for successive one year periods.
•	The Company will reimburse the Executives for reasonable travel and other business expenses incurred during employment with the Company and in connection with the performance of their duties and obligations.
•	The Executives are entitled to participate in all compensation, employee benefit plans or programs provided by the Company.
•	The Executives are entitled to severance equal to their annual base salary in the event of termination without cause or non-renewal of the Agreement.

Pursuant to the Employment Agreements, the Executives shall not be permitted to engage in competitive or solicitation activity for a period of two years following the date of termination.

The foregoing description of the material terms of the Employment Agreements do not purport to be complete descriptions of the Employment Agreements and are qualified in their entirety by reference to the Employment Agreements which are filed as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Document

10.1	Employment Agreement with Val M. Holms, dated March 12, 2013

10.2	Employment Agreement with Karen S. Midtlyng, dated March 12, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bakken Resources, Inc.

By:	/s/Val M. Holms
Name: Val M. Holms
Title: President and CEO
Dated: March 18, 2013